Exhibit 99.1

Federated Investors, Inc. Reports Second Quarter 2010 Earnings

•	Board declares $0.24 per share quarterly dividend

(PITTSBURGH, Pa., July 22, 2010) — Federated Investors, Inc. (NYSE: FII), one of the nation’s largest investment managers, today reported earnings per diluted share (EPS) of $0.46 for the quarter ended June 30, 2010 compared to $0.52 for the same quarter last year. Net income was $47.7 million for Q2 2010 compared to $53.3 million for Q2 2009. Federated’s Q2 2010 financial results include a recognition of insurance proceeds, which reduced operating expenses by $25.0 million, or $0.15 per diluted share, after tax. In addition, during Q2 2010, Federated recorded a non-cash impairment charge of $7.0 million, or $0.04 per diluted share after tax, related to intangible and fixed assets associated with a prior-year acquisition.

Federated reported YTD 2010 EPS of $0.85 compared to $0.86 for the same period in 2009. For the six months ended June 30, 2010, net income was $89.7 million compared to $88.4 million for the same period in 2009.

Federated’s total managed assets were $336.8 billion at June 30, 2010, down $65.0 billion or 16 percent from $401.8 billion at June 30, 2009 and down $13.1 billion or 4 percent from $349.9 billion reported at March 31, 2010. Average managed assets for Q2 2010 were $337.1 billion, down $77.3 billion or 19 percent from $414.4 billion reported for Q2 2009 and down $29.8 billion or 8 percent from $366.9 billion reported for Q1 2010. As the equity and fixed-income markets contracted in 2007 and 2008, Federated’s money market assets increased by $182 billion and as markets recovered in 2009 and 2010, Federated’s assets reflected industry trends as $95 billion flowed out of Federated’s money market products. Since the end of 2006, Federated’s money market managed assets have increased $86.9 billion to $260.5 billion at June 30, 2010.

“Federated benefited from the breadth of investment choices it offers investors and a mix of revenue sources during the second quarter,” said J. Christopher Donahue, president and chief executive officer. “Fixed income flows were solid while investor interest in Federated’s alternative equity mutual fund products highlighted the company’s ability to provide investment options for a variety of market conditions.”

Federated’s board of directors declared a quarterly dividend of $0.24 per share. The dividend is payable on Aug. 13, 2010 to shareholders of record as of Aug. 6, 2010. During Q2 2010, Federated purchased 178,600 shares of Federated class B common stock for $3.9 million.

Federated’s fixed-income assets were $38.0 billion at June 30, 2010, up $9.3 billion or 32 percent from $28.7 billion at June 30, 2009 and up $2.5 billion or 7 percent from $35.5 billion at March 31, 2010. Federated experienced continued positive flows into its bond funds during the quarter bringing total net YTD bond fund inflows to nearly $1.6 billion. Net sales were driven by strong flows into Federated Total Return Bond Fund, a multi-sector product and flows into several short-duration funds. In addition, fixed income separate account flows were strong at $1.8 billion.

MEDIA:	MEDIA:	ANALYSTS:
Meghan McAndrew 412-288-8103	J.T. Tuskan 412-288-7895	Ray Hanley 412-288-1920

Federated Reports Q2 2010 Earnings	Page 2 of 10

Federated’s equity assets were $26.8 billion at June 30, 2010, up $0.6 billion or 2 percent from $26.2 billion at June 30, 2009 and down $3.3 billion or 11 percent from $30.1 billion at March 31, 2010. Net sales were led by Federated Prudent Bear Fund, Federated InterContinental Fund, Federated Strategic Value Dividend Fund, Federated Kaufmann Large Cap Fund and Federated Clover Small Value Fund.

Money market assets in both funds and separate accounts were $260.5 billion at June 30, 2010, down $85.9 billion or 25 percent from $346.4 billion at June 30, 2009 and down $11.8 billion or 4 percent from $272.3 billion at March 31, 2010. Money market mutual fund assets were $231.2 billion at June 30, 2010, down $81.6 billion or 26 percent from $312.8 billion at June 30, 2009 and down $9.0 billion or 4 percent from $240.2 billion at March 31, 2010.

Financial Summary

Q2 2010 vs. Q2 2009

For Q2 2010, revenue decreased by $75.4 million or 25 percent from the same quarter last year. The decrease in revenue primarily reflects a $41.3 million increase (to $58.3 million from $17.0 million for Q2 2009) in voluntary fee waivers related to certain money market funds in order to maintain positive or zero net yields. This increase in fee waivers was largely offset by a related decrease in distribution expenses of $33.9 million (to $45.3 million from $11.4 million) such that the net impact on operating income was a decrease of $7.4 million (to $13.0 million from $5.6 million.) In addition, revenue decreased due to lower average money market managed assets. These decreases were partially offset by the impact of increased average fixed-income and equity managed assets.

In Q2 2010, Federated derived 50 percent of its revenue from money market assets, 49 percent from fluctuating assets (31 percent from equity assets and 18 percent from fixed-income assets) and 1 percent from other products and services.

Operating expenses for Q2 2010 included the recognition of $25.0 million in insurance proceeds, which was recorded as a reduction to the operating expense line items originally charged, including professional service fees ($21.6 million); compensation and related ($1.5 million); office and occupancy ($1.4 million); and advertising and promotional ($0.5 million). Operating expenses for Q2 2010 also included an impairment charge of $7.0 million, $5.6 million of which was included in intangible asset impairment and amortization with the remainder in other operating expenses.

Operating expenses for Q2 2010 were $147.6 million compared to $218.8 million for Q2 2009. This decrease was primarily a result of lower distribution expenses due to the aforementioned fee-waiver-related reductions and lower average money market managed assets as well as the aforementioned insurance proceeds.

Nonoperating expenses increased $6.0 million for Q2 2010 compared to Q2 2009 primarily due to a $3.5 million increase in recourse-debt expense associated with the company’s recently amended and extended $425 million term loan.

Q2 2010 vs. Q1 2010

Compared to the prior quarter, revenue decreased by $1.5 million or 1 percent. Revenue decreased due to lower average money market and equity managed assets partially offset by an increase in average fixed-income managed assets. In addition, voluntary fee waivers on certain money market funds in order to maintain positive

Federated Reports Q2 2010 Earnings	Page 3 of 10

or zero net yields were $11.2 million lower (to $58.3 million from $69.5 million) than Q1 2010. This decrease in fee waivers was largely offset by a related increase in distribution expenses of $6.4 million (to $45.3 million from $51.7 million) such that the net impact on operating income was an increase of $4.8 million (to $13.0 million from $17.8 million) compared to the prior quarter. Compared to Q1 2010, operating expenses decreased by $13.5 million or 8 percent, primarily due to the recognition of the aforementioned $25.0 million in insurance proceeds partially offset by the aforementioned $7.0 million asset impairment charge, both recorded in Q2 2010.

Nonoperating expenses increased $5.5 million for Q2 2010 compared to Q1 2010 primarily due to a $4.0 million increase in recourse debt expense associated with the company’s recently amended and extended $425 million term loan.

YTD 2010 vs. YTD 2009

Revenue for the first half of 2010 decreased by $153.1 million or 25 percent compared to the same period last year. The decrease in revenue primarily reflects a $101.2 million increase (to $127.8 million from $26.6 million for YTD 2009) in voluntary fee waivers on certain money market funds in order to maintain positive or zero net yields. This increase in fee waivers was largely offset by a related decrease in distribution expenses of $81.1 million (to $97.0 million from $15.9 million) such that the net impact on operating income was a decrease of $20.1 million (to $30.8 million from $10.7 million). In addition, revenue decreased due to lower average money market managed assets. These decreases were partially offset by the impact of increased average equity and fixed-income managed assets.

For YTD 2010, Federated derived 50 percent of its revenue from money market assets, 49 percent from fluctuating assets (32 percent from equity assets and 17 percent from fixed-income assets) and 1 percent from other products and services.

Operating expenses for YTD 2010 decreased by $160.6 million or 34 percent compared to the same period last year. The decrease primarily reflects a decrease in distribution expenses primarily related to the aforementioned fee waivers, lower average money market managed assets and the recognition of the aforementioned insurance proceeds. In addition, intangible asset impairment and amortization decreased $11.6 million for YTD 2010, which included the majority of the aforementioned non-cash impairment charge, compared to YTD 2009, which included $16.0 million in non-cash impairment charges.

Nonoperating expense increased $4.9 million for YTD 2010 compared to YTD 2009 primarily due to a $3.0 million increase in recourse debt expense associated with the company’s recently amended and extended $425 million term loan.

Federated’s level of business activity and financial results are dependent upon many factors including market conditions, investment performance and investor behavior. These factors and others including asset levels, product sales and redemptions, market appreciation or depreciation, revenues, fee waivers and expenses can impact Federated’s activity levels and financial results significantly. Risk factors and uncertainties that can influence Federated’s financial results are discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission.

Federated Reports Q2 2010 Earnings	Page 4 of 10

Fee waivers to produce positive or zero net yields are expected to decrease over time, but could vary significantly based on market conditions. The amount of these waivers will be determined by a variety of factors including available yields on instruments held by the money market funds, changes in assets within money market funds, actions by the Federal Reserve and the U.S. Department of the Treasury, changes in the mix of money market customer assets, changes in expenses of the money market funds and Federated’s willingness to continue these waivers.

Federated will host an earnings conference call at 9 a.m. Eastern on Friday, July 23, 2010. Investors are invited to listen to Federated’s earnings teleconference by calling 877-407-0782 (domestic) or 201-689-8567 (international) prior to the 9 a.m. start time. The call may also be accessed in real time on the Internet via the About Us section of FederatedInvestors.com. A replay will be available after 12:30 p.m. and until July 30, 2010 by calling 877-660-6853 (domestic) or 201-612-7415 (international) and entering codes 286 and 353419.

Federated Investors, Inc. is one of the largest investment managers in the United States, managing $336.8 billion in assets as of June 30, 2010. With 135 funds and a variety of separately managed account options, Federated provides comprehensive investment management to approximately 5,200 institutions and intermediaries including corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Federated ranks in the top 2 percent of money market fund managers in the industry, the top 7 percent of fixed-income fund managers and the top 7 percent of equity fund managers1. For more information, visit FederatedInvestors.com.

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1 Strategic Insight, May 31, 2010. Based on assets under management in open-end funds.

Federated Securities Corp. is distributor of the Federated funds.

Separately managed accounts are made available through Federated Global Investment Management Corp., Federated Investment Counseling and Federated MDTA LLC, each a registered investment advisor.

Certain statements in this press release, such as those related to the level of fee waivers incurred by the company, product demand and asset flows, constitute or may constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Other risks and uncertainties include the ability of the company to predict the level of fee waivers in future quarters, which could vary significantly depending on a variety of factors identified above, and include the ability of the company to sustain product demand and asset flows, which could vary significantly depending on market conditions, investment performance and investor behavior. Other risks and uncertainties also include the risk factors discussed in the company’s annual and quarterly reports as filed with the Securities and Exchange Commission. As a result, no assurance can be given as to future results, levels of activity, performance or achievements, and neither the company nor any other person assumes responsibility for the accuracy and completeness of such statements in the future.

Federated Reports Q2 2010 Earnings	Page 5 of 10

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Quarter Ended June 30,		% Change Q2 2009 to Q2 2010	Quarter Ended March 31, 2010	% Change Q1 2010 to Q2 2010
	2010	2009
Revenue
Investment advisory fees, net	$155,954	$193,757	(20)%	$154,493	1%
Administrative service fees, net	51,899	67,514	(23)	56,249	(8)
Other service fees, net	23,083	44,586	(48)	21,254	9
Other, net	548	1,037	(47)	974	(44)

Total Revenue	231,484	306,894	(25)	232,970	(1)

Operating Expenses
Compensation and related	60,686	63,609	(5)	64,396	(6)
General and administrative
Distribution	62,779	114,618	(45)	58,490	7
Professional service fees	(9,884)	9,777	(201)	10,079	(198)
Office and occupancy	4,853	5,647	(14)	6,296	(23)
Systems and communications	5,877	5,851	0	5,758	2
Travel and related	2,884	2,872	0	2,429	19
Advertising and promotional	2,600	3,059	(15)	2,156	21
Other	5,403	4,455	21	4,569	18

Total general and administrative	74,512	146,279	(49)	89,777	(17)
Amortization of deferred sales commissions	3,114	4,960	(37)	3,172	(2)
Intangible asset impairment and amortization	9,311	3,981	134	3,815	144

Total Operating Expenses	147,623	218,829	(33)	161,160	(8)

Operating Income	83,861	88,065	(5)	71,810	17

Nonoperating Income (Expenses)
Investment (loss) income, net	(1,608)	1,210	(233)	26	(6,285)
Debt expense––recourse	(4,619)	(1,146)	303	(620)	645
Other, net	(66)	(334)	(80)	(179)	(63)

Total Nonoperating Expenses, net	(6,293)	(270)	2,231	(773)	714

Income before income taxes	77,568	87,795	(12)	71,037	9
Income tax provision	29,293	31,712	(8)	26,842	9

Net income including noncontrolling interests in subsidiaries	48,275	56,083	(14)	44,195	9
Less: Net income attributable to noncontrolling interests in subsidiaries	625	2,809	(78)	2,188	(71)

Net Income	$47,650	$53,274	(11)%	$42,007	13%

Amounts Attributable to Federated Earnings Per Share[1]
Basic and Diluted	$0.46	$0.52	(12)%	$0.38	21%

Weighted-average shares outstanding
Basic	99,943	100,041		99,862
Diluted	99,996	100,164		100,022

Dividends declared per share	$0.24	$0.24		$1.50

1)	Unvested share-based payment awards that receive non-forfeitable dividend rights are considered participating securities and are required to be included in the computation of earnings per share under the “two-class method.” Total income available to participating restricted shareholders was $1.5 million, $1.4 million and $4.3 million for the quarterly periods ended June 30, 2010, June 30, 2009 and March 31, 2010, respectively.

Federated Reports Q2 2010 Earnings	Page 6 of 10

Unaudited Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Six Months Ended June 30,		% Change
	2010	2009
Revenue
Investment advisory fees, net	$310,447	$384,226	(19)%
Administrative service fees, net	108,148	134,459	(20)
Other service fees, net	44,337	95,918	(54)
Other, net	1,522	2,934	(48)

Total Revenue	464,454	617,537	(25)

Operating Expenses
Compensation and related	125,082	129,836	(4)
General and administrative
Distribution	121,269	237,390	(49)
Professional service fees	195	19,784	(99)
Systems and communications	11,634	11,813	(2)
Office and occupancy	11,149	12,314	(9)
Travel and related	5,313	5,315	(0)
Advertising and promotional	4,756	5,709	(17)
Other	9,972	12,719	(22)

Total general and administrative	164,288	305,044	(46)
Amortization of deferred sales commissions	6,286	9,832	(36)
Intangible asset impairment and amortization	13,126	24,712	(47)

Total Operating Expenses	308,782	469,424	(34)

Operating Income	155,672	148,113	5

Nonoperating Income (Expenses)
Investment (loss) income, net	(1,582)	809	(296)
Debt expense––recourse	(5,239)	(2,258)	132
Other, net	(245)	(746)	(67)

Total Nonoperating Expenses, net	(7,066)	(2,195)	222

Income before income taxes	148,606	145,918	2
Income tax provision	56,136	52,366	7

Net income including noncontrolling interests in subsidiaries	92,470	93,552	(1)
Less: Net income attributable to the noncontrolling interests in subsidiaries	2,813	5,143	(45)

Net Income	$89,657	$88,409	1%

Amounts Attributable to Federated Earnings Per Share[1]
Basic and Diluted	$0.85	$0.86	(1)%

Weighted-average shares outstanding
Basic	99,903	99,985
Diluted	100,009	100,101

Dividends declared per share	$1.74	$0.48

1)	Unvested share-based payment awards that receive non-forfeitable dividend rights are considered participating securities and are required to be included in the computation of earnings per share under the “two-class method.” Total income available to participating restricted shareholders was $5.1 million and $2.1 million the six months ended June 30, 2010 and June 30, 2009, respectively.

Federated Reports Q2 2010 Earnings	Page 7 of 10

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2010	Dec. 31, 2009
Assets
Cash and other short-term investments	$283,120	$121,990
Other current assets	64,472	62,797
Deferred sales commissions, net	12,061	15,318
Intangible assets, net and goodwill	657,071	662,996
Other long-term assets	49,908	49,332

Total Assets	$1,066,632	$912,433

Liabilities and Equity
Current liabilities	$178,630	$196,998
Long-term debt—recourse	382,500	105,000
Long-term debt—nonrecourse	8,866	13,556
Other long-term liabilities	47,539	54,151
Equity excluding treasury stock	1,242,127	1,338,117
Treasury stock	(793,030)	(795,389)

Total Liabilities and Equity	$1,066,632	$912,433

Federated Reports Q2 2010 Earnings	Page 8 of 10

Changes in Equity and Fixed-Income Fund Managed Assets

(in millions)

	Quarter Ended			Six Months Ended,
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Equity Funds
Beginning assets	$21,445	$20,960	$15,902	$20,960	$17,562

Sales	1,409	1,484	1,177	2,893	2,502
Redemptions	(1,851)	(1,671)	(1,151)	(3,522)	(2,742)

Net (redemptions) sales	(442)	(187)	26	(629)	(240)
Net exchanges	(13)	(10)	8	(23)	(67)
Market (losses) gains and reinvestments[1]	(1,646)	682	2,030	(964)	711

Ending assets	$19,344	$21,445	$17,966	$19,344	$17,966

Fixed-Income Funds
Beginning assets	$30,007	$28,427	$20,752	$28,427	$19,321

Sales	3,572	4,548	4,597	8,120	7,748
Redemptions	(3,262)	(3,302)	(1,997)	(6,564)	(4,007)

Net sales	310	1,246	2,600	1,556	3,741
Net exchanges	8	23	6	31	48
Market gains and reinvestments[1]	326	311	742	637	990

Ending assets	$30,651	$30,007	$24,100	$30,651	$24,100

1)	Reflects the approximate changes in the market value of the securities held by the funds and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.

Federated Reports Q2 2010 Earnings	Page 9 of 10

Changes in Equity and Fixed-Income Separate Account Assets and Liquidation Portfolios

(in millions)

	Quarter Ended			Six Months Ended,
	June 30, 2010	March 31, 2010	June 30, 2009	June 30, 2010	June 30, 2009
Equity Separate Accounts[1]
Beginning assets	$8,621	$8,713	$7,509	$8,713	$9,099

Sales[2]	344	359	—	703	—
Redemptions[2]	(692)	(722)	—	(1,414)	—

Net redemptions[2]	(348)	(363)	(231)	(711)	(815)
Net exchanges	12	10	27	22	50
Market (losses) gains and reinvestments[3]	(815)	261	940	(554)	(89)

Ending assets	$7,470	$8,621	$8,245	$7,470	$8,245

Fixed-Income Separate Accounts[1]
Beginning assets	$5,520	$5,360	$4,219	$5,360	$4,165

Sales[2]	2,164	595	—	2,759	—
Redemptions[2]	(336)	(498)	—	(834)	—

Net sales [2]	1,828	97	74	1,925	81
Market gains and reinvestments[3]	13	63	290	76	337

Ending assets	$7,361	$5,520	$4,583	$7,361	$4,583

Liquidation Portfolios[4]
Beginning assets	$11,930	$12,596	$700	$12,596	$1,505

Sales[2]	3	4	—	7	—
Redemptions[2]	(442)	(670)	—	(1,112)	—

Net redemptions [2]	(439)	(666)	(151)	(1,105)	(953)
Market gains and reinvestments[3]	0	0	7	0	4

Ending assets	$11,491	$11,930	$556	$11,491	$556

1)	Includes separately managed accounts, institutional accounts and sub-advised funds (both variable annuity and other) and other managed products. Sales and Redemptions data was not reported prior to 2010, therefore some historical data is not available.
2)	For certain accounts, Sales, Redemptions or Net sales (redemptions) are calculated as the remaining difference between beginning and ending assets after the calculation of Market gains (losses) and reinvestments.
3)	Reflects the approximate changes in the market value of the securities held in the portfolios, and, to a lesser extent, reinvested dividends, distributions, net investment income and the impact of changes in foreign exchange rates.
4)	Liquidation portfolios include portfolios of distressed fixed-income securities and liquidating collateralized debt obligation (CDO) products. In the distressed security category, Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over a multi-year period. In the case of liquidating CDOs, the CDO structure has unwound earlier than expected due to events of default related to certain distressed securities in the portfolio. Management-fee rates earned from these portfolios are significantly different than those of traditional separate account mandates. Sales and Redemptions data was not reported prior to 2010, therefore some historical data is not available.

Federated Reports Q2 2010 Earnings	Page 10 of 10

MANAGED ASSETS

(in millions)

	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009
By Asset Class
Equity	$26,814	$30,066	$29,673	$29,124	$26,211
Fixed-income	38,012	35,527	33,787	32,039	28,683
Money market	260,519	272,344	313,260	318,064	346,354
Liquidation portfolios[1]	11,491	11,930	12,596	13,073	556

Total Managed Assets	$336,836	$349,867	$389,316	$392,300	$401,804

By Product Type
Mutual Funds:
Equity	$19,344	$21,445	$20,960	$20,350	$17,966
Fixed-income	30,651	30,007	28,427	26,960	24,100
Money market	231,205	240,160	281,569	287,634	312,808

Total Fund Assets	$281,200	$291,612	$330,956	$334,944	$354,874

Separate Accounts:
Equity	$7,470	$8,621	$8,713	$8,774	$8,245
Fixed-income	7,361	5,520	5,360	5,079	4,583
Money market	29,314	32,184	31,691	30,430	33,546

Total Separate Accounts	$44,145	$46,325	$45,764	$44,283	$46,374

Total Liquidation Portfolios[1]	$11,491	$11,930	$12,596	$13,073	$556

Total Managed Assets	$336,836	$349,867	$389,316	$392,300	$401,804

AVERAGE MANAGED ASSETS

(in millions)

	Quarter Ended
	June 30, 2010	March 31, 2010	Dec. 31, 2009	Sept. 30, 2009	June 30, 2009
By Asset Class
Equity	$28,781	$29,493	$29,343	$27,872	$25,287
Fixed-income	35,920	34,962	33,164	30,376	26,978
Money market	260,634	290,094	312,761	336,530	361,502
Liquidation portfolios[1]	11,759	12,320	12,881	13,370	637

Total Avg. Assets	$337,094	$366,869	$388,149	$408,148	$414,404

By Product Type
Mutual Funds:
Equity	$20,590	$20,971	$20,625	$19,215	$17,220
Fixed-income	30,266	29,329	27,903	25,499	22,545
Money market	230,353	255,985	283,353	304,959	326,280

Total Avg. Fund Assets	$281,209	$306,285	$331,881	$349,673	$366,045

Separate Accounts:
Equity	$8,191	$8,522	$8,718	$8,657	$8,067
Fixed-income	5,654	5,633	5,261	4,877	4,433
Money market	30,281	34,109	29,408	31,571	35,222

Total Avg. Separate Accts.	$44,126	$48,264	$43,387	$45,105	$47,722

Total Avg. Liquidation Portfolios[1]	$11,759	$12,320	$12,881	$13,370	$637

Total Avg. Managed Assets	$337,094	$366,869	$388,149	$408,148	$414,404

1)	Liquidation portfolios include portfolios of distressed fixed-income securities and liquidating collateralized debt obligation (CDO) products. In the distressed security category, Federated has been retained by a third party to manage these assets through an orderly liquidation process that will generally occur over a multi-year period. In the case of liquidating CDOs, the CDO structure has unwound earlier than expected due to events of default related to certain distressed securities in the portfolio. Management-fee rates earned from these portfolios are significantly different than those of traditional separate account mandates.